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                              LSV ASSET MANAGEMENT
                               CODE OF ETHICS AND
                             INSIDER TRADING POLICY






                                   MARCH 2000

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         LSV ASSET MANAGEMENT CODE OF ETHICS AND INSIDER TRADING POLICY


I.    GENERAL POLICY

LSV Asset Management ("LSV" or "Adviser") serves as investment adviser to investment companies and asset management accounts (jointly "Investment Vehicles").

LSV expects that all employees shall conduct any personal securities transactions consistent with this Code of Ethics and Insider Trading Policy (jointly "Policy") and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility. Employees shall not take inappropriate advantage of their positions and shall place the interests of shareholders first.

Employees may be subject to different preclearance and reporting standards, based on their responsibilities within LSV. As a result, it is important that all employees pay special attention to the definition sections within this Policy as well as sections on restrictions, preclearance, and reporting.

EACH EMPLOYEE SUBJECT TO THIS POLICY MUST READ AND RETAIN A COPY AND AGREE TO ABIDE BY ITS TERMS.

Any questions regarding LSV's policy or procedures should be referred to Tremaine Atkinson, Compliance Officer, (referred to throughout this document as "Compliance").

II.   DEFINITIONS

A. ACCESS PERSON - shall mean (i) each principal of the Adviser, (ii) each employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made by the Adviser with respect to the purchase or sale of a Security by an Advisory Client.

B. INVESTMENT PERSON - means all Access Persons who, with respect to an Advisory Client, occupy the position of account or portfolio manager (or who serve on an investment committee that carries out the investment management function), all Access Persons who provide or supply information and/or advice to any such manager (or committee), or who execute or help execute any such manager's (or committee's) decisions, and all Access Persons who, in connection with their regular functions, obtain contemporaneous information regarding the purchase or sale of a Security by or for an Advisory Client.

C. ASSOCIATE - any director, officer or employee who does not fall within definitions A or B above.

D. EMPLOYEE - Access Persons, Investment Persons, and Associates as a group.

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         LSV ASSET MANAGEMENT CODE OF ETHICS AND INSIDER TRADING POLICY


E. ACCOUNT - a securities trading account held by an Employee and by any such person's spouse, minor children and adults residing in his or her household (each such person, an "immediate family member"); any trust for which the person is a trustee or from which the Employee benefits directly or indirectly; any partnership (general, limited or otherwise) of which the Employee is a general partner or a principal of the general partner; and any other account over which the Employee exercises investment discretion.

F. SECURITY - includes any initial public offerings (IPOs), private placement transactions and any equities eligible for investment by an Investment Vehicle whose strategy is to invest in domestic equities, or any derivative thereupon, such as options. It does not include securities issued by the Government of the United States or any government agency, fixed income securities, open-end and closed-end mutual funds, ADRs, REITs, and securities of foreign issuers.

G. A SECURITY IS "BEING PURCHASED OR SOLD" by any Investment Vehicle from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Investment Vehicle until the time when such program has been fully completed or terminated.

III.  RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

When buying or selling Securities, Employees may not employ any device, scheme or artifice to defraud, mislead, or manipulate any Investment Vehicle.

A. ACCESS PERSONS:

Access Persons may not purchase or sell, directly or indirectly, any Security within 1 business day before or after the time that the same (or a related) Security is being purchased or sold by any Investment Vehicle for which LSV acts as Adviser.

B. INVESTMENT PERSONS:

Investment Persons may not purchase or sell, directly or indirectly, any Security within 3 business days before or after the time that the same (or a related) Security is being purchased or sold by any Investment Vehicle for which LSV acts as Adviser.

Investment Persons shall not profit from the purchase and sale or sale and purchase of a Security within 60 days of acquiring or disposing of Beneficial Ownership of that Security. Any profits so realized will be donated to charity.

Investment Persons may not acquire securities as part of an initial public offering by the issuer, nor may any Investment Persons purchase, sell, or recommend the purchase or sale of any security if the Investment Person has previously acquired an interest in the securities issued by the issuer of the subject security in a private placement transaction unless full disclosure has been made of said person's interest to the designated review officer.

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         LSV ASSET MANAGEMENT CODE OF ETHICS AND INSIDER TRADING POLICY


Investment Persons may not receive any gift of more than de minimus value (currently $200 per year) from any person or entity that does business with or on behalf of any Investment Vehicle. This limitation shall not apply to reasonable meals, local transportation and entertainment (excluding non-local travel and lodging), received in the normal course of relationship development with such persons or entities.

Investment Persons may not serve on the board of directors of any publicly traded company absent prior authorization from the Management Committee of the Adviser which is based on a determination that board service would be consistent with the interests of investment company clients and their shareholders.

IV.   PRECLEARANCE

UNLESS SPECIFICALLY PROVIDED OTHERWISE, IN WRITING BY THE REVIEW OFFICER, ANY CLEARANCE GRANTED WILL BE VALID FOR A PERIOD OF 3 BUSINESS DAYS.

A. ACCESS PERSONS AND INVESTMENT PERSONNEL:

Access Persons and Investment Personnel must pre-clear each proposed transaction in Securities with the designated review officer. No transaction in Securities may be effected without the prior approval of the review officer except as set forth below.

The following transactions do not have to be precleared:

1. Purchases or sales of instruments that are not Securities as defined herein;

2. Purchases or sales over which the Access Person has no direct or indirect influence or control;

3. Purchases or sales which are non-volitional on the part of either the Access Person or any Investment Vehicle, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a BONA FIDE margin call;

4. Purchases which are part of an automatic dividend reinvestment plan;

5. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Investment Vehicle and which are otherwise in accordance with Rule l7j-l of the Investment Company Act of 1940 (the "40 Act") shall be entitled to clearance from the review officer:

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         LSV ASSET MANAGEMENT CODE OF ETHICS AND INSIDER TRADING POLICY


B. ASSOCIATES:

Associates must preclear transactions only if the Associate knew or should have known at the time of the transaction that, during the 7 day period immediately preceding or following the transaction, the security was purchased or sold or was being considered for purchase or sale by any Investment Vehicle.

V. REPORTING REQUIREMENTS

All Employees are required to have their broker/dealer file duplicate brokerage statements with Compliance. Statements must be filed for all Accounts except those which do not trade in instruments which are not Securities, as defined herein. Failure of a broker-dealer to send duplicate statements will not excuse an Employee's violation of this Section, unless the Employee demonstrates that he or she took every reasonable step to monitor the broker-dealer's compliance.

If no such duplicate statement can be supplied, the Employee can obtain a special report form from Compliance.

VI. DETECTION AND REPORTING OF INSIDER TRADING

Compliance will i) review the trading activity reports or duplicate statements filed by Employees, focusing on patterns of personal trading; ii) review the trading activity of Investment Vehicles; and iii) prepare a written report to LSV management outlining any potential violations of this Policy together with recommendations for further action.

VII. GUIDELINES ON INSIDER TRADING

All Employees are required to refrain from trading on the basis of inside information which may be information about LSV or its clients. This Section outlines basic definitions with which Employees should be familiar.

WHAT IS "MATERIAL" INFORMATION?

INFORMATION IS MATERIAL WHEN THERE IS A SUBSTANTIAL LIKELIHOOD THAT A REASONABLE INVESTOR WOULD CONSIDER IT IMPORTANT IN MAKING HIS OR HER INVESTMENT DECISIONS. Generally, if disclosing certain information will have a substantial effect on the price of a company's securities, or on the perceived value of the company or of a controlling interest in the company, the information is material, but information may be material even if it does not have any immediate direct effect on price or value.

WHAT IS "NONPUBLIC" INFORMATION?

INFORMATION ABOUT A PUBLICLY-TRADED SECURITY OR ISSUER IS "PUBLIC" WHEN IT HAS BEEN DISSEMINATED BROADLY TO INVESTORS IN THE MARKETPLACE. TANGIBLE EVIDENCE OF SUCH DISSEMINATION IS THE BEST INDICATION THAT THE INFORMATION IS PUBLIC. For example, information is public after it has become available to the general public through a public filing with the SEC or some other

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         LSV ASSET MANAGEMENT CODE OF ETHICS AND INSIDER TRADING POLICY


governmental agency, the Dow Jones "tape" or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Information about securities that are not publicly traded, or about the issuers of such securities, is not ordinarily disseminated broadly to the public. However, for purposes of this Policy, such private information may be considered "public" private information to the extent that the information has been disclosed generally to the issuer's security holders and creditors. For example, information contained in a private placement memorandum to potential investors may be considered "public" private information with respect to the class of persons who received the memorandum, BUT MAY STILL BE CONSIDERED "NONPUBLIC" INFORMATION WITH RESPECT TO CREDITORS WHO WERE NOT ENTITLED TO RECEIVE THE MEMORANDUM. As another example, a controlling shareholder may have access to internal projections that are not disclosed to minority shareholders; such information would be considered "nonpublic" information.

WHO IS AN INSIDER?

Unlawful insider trading occurs when a person with a duty not to take advantage of material nonpublic information violates that duty. A person in possession of such information but not subject to such a duty is not prohibited from trading. Whether a duty exists is a complex legal question. This portion of the Policy is intended to provide an overview only, and should not be read as an exhaustive discussion of ways in which persons may become subject to insider trading prohibitions.

Insiders of a company include its officers, directors (or partners), and employees, and may also include a controlling shareholder or other controlling person. A person who has access to information about the company because of some special trust or other confidential relationship with a company is considered a temporary insider of that company. Investment advisers, lawyers, auditors, financial institutions, and certain consultants AND ALL OF THEIR OFFICERS, DIRECTORS OR PARTNERS, AND EMPLOYEES are all likely to be temporary insiders of their clients.

Officers, directors or partners, and employees of a controlling shareholder may be temporary insiders of the controlled company, or may otherwise be subject to a duty not to take advantage of inside information.

WHAT IS MISAPPROPRIATION?

Misappropriation usually occurs when a person acquires inside information about Company A in violation of a duty owed to Company B. For example, an employee of Company B may know that Company B is negotiating a merger with Company A; the employee has material nonpublic information about Company A and must not trade in Company A's shares.

For another example, Employees who, because of their association with LSV, receive inside information as to the identity of the companies being considered for investment by LSV Investment

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         LSV ASSET MANAGEMENT CODE OF ETHICS AND INSIDER TRADING POLICY


Vehicles or by other clients, have a duty not to take advantage of that information and must refrain from trading in the securities of those companies.


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         LSV ASSET MANAGEMENT CODE OF ETHICS AND INSIDER TRADING POLICY


WHAT IS TIPPING?

Tipping is passing along inside information; the recipient of a tip (the "tippee") becomes subject to a duty not to trade while in possession of that information. A tip occurs when an insider or misappropriator (the "tipper") discloses inside information to another person, who knows or should know that the tipper was breaching a duty by disclosing the information and that the tipper was providing the information for an improper purpose.

HOW TO IDENTIFY INSIDE INFORMATION

Before executing any securities transaction for your personal account or for others, you must consider and determine WHETHER YOU HAVE ACCESS TO MATERIAL, NONPUBLIC INFORMATION. If you THINK that you might have access to material, nonpublic information, you should take the following steps:

i. Report the information and proposed trade immediately to Compliance.

ii. Do not purchase or sell the securities on behalf of yourself or others.

iii. Do not communicate the information inside or outside LSV, other than to Compliance.


ACKNOWLEDGEMENT


I have read and I understand the Policy. I certify that I have, to date, complied and will continue to comply with the Policy. I understand that any violation may lead to sanctions, including my dismissal.



Signature:__________________________________               Date:________________


Name (please print):_______________________________